Exhibit 10.12

May 8, 2012

Sheila Kwan Fan Tan

c/o LegalZoom.com, Inc.

101 N. Brand Blvd., 11th Floor

Glendale, CA 91203

Dear Sheila:

On behalf of LegalZoom.com, Inc., a Delaware corporation (the “Company”), I am pleased to provide you with this letter setting forth the terms and conditions of your continued employment with the Company (the “Agreement”).  All capitalized terms not otherwise defined shall have the definition and meaning provided in Section 17.

1.                                      Title; Duties; Reporting.  You will continue to serve as the Company’s Chief Marketing Officer and shall report directly to the Chief Executive Officer of the Company.  You shall be a member of the Company’s senior management team and shall have such duties and responsibilities as shall be consistent with your position.  You shall work out of the Company’s office in San Francisco, California.  You will also devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company.  You will loyally, conscientiously, and professionally do and perform all duties and responsibilities of your position, as well as any other duties and responsibilities as will be reasonably assigned to you by the Company, consistent with your position.  You will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines including, but not limited to, those contained in the Company’s employee handbook, as well as any others that the Company may establish.  You will strictly adhere to all applicable state and/or federal laws and/or regulations relating to your employment with the Company.

(a)                                 No Conflicting Obligations.  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or executing this Agreement.

(b)                                 Start Date.  Provided you execute this Agreement, the effective date of this Agreement shall be May 9, 2012 (the “Effective Date”).

(c)                                  Outside Activities.  You may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest your personal assets in such form or manner that will not violate this Agreement; provided, however, that the activities described in clauses (i), (ii), (iii) and (iv) do not materially affect or interfere with the performance of your duties and obligations to the Company and further provided that the Board of Directors of the Company (the “Board”) must provide its advance written consent with respect to the items referenced in clause (i) which consent the Board may provide or withhold in its discretion.

2.                                      Term.

(a)                                 Length of Term.  The term of this Agreement shall extend from the Effective Date through May 8, 2014 (“Term”) unless terminated earlier in accordance with the terms herein.  On May 8, 2013 and on each subsequent May 8th through and including May 8, 2017, the end date of the Term shall automatically be extended by one (1) additional year, unless either party has previously provided written notice to the other party to not so extend the Term.  Once such notice has been provided, then the Term shall no longer be extended on any following May 8th.  Notwithstanding anything to the contrary, this Agreement shall in all cases expire no later than (and cannot be extended beyond) May 8, 2019.  Upon expiration of the Term due to either party’s providing written notice to not extend the Term, then your employment with the Company shall terminate (if not terminated earlier in accordance with the terms herein) as of the end of the Term.  The terms of Sections 5 and 7 through 15 shall survive any termination or expiration of this Agreement or of your employment.

(b)                                 Resignation.  Upon termination of your employment for any reason, you shall be deemed to have immediately resigned from all positions as an employee, officer and/or director with the Company, and any of its affiliates, as of your last day of employment (the “Termination Date”).

(c)                                  No Eligibility for Severance.  For the avoidance of doubt, the act of either party providing written notice of its intention to not extend the Term, or the expiration of the Term either on May 8, 2019 or as a result of a party providing such written notice to not extend the Term, shall not trigger any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 4(a)(i) or 4(a)(ii).

3.                                      Compensation.

(a)                                 Base Salary.

(i)                                     As of the Effective Date, your base salary shall continue to be $300,000 per year, payable in accordance with the Company’s standard payroll procedures.

(ii)                                  During the Term, your Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board.

(b)                                 Performance Bonus.  During each fiscal year of the Term, beginning with the Company’s fiscal year ending December 31, 2012, you will be eligible to earn a cash performance bonus (“Performance Bonus”) with a target amount of fifty percent (50%) of your Base Salary.  Your actual bonus for any fiscal year, if any, shall be based on the successful completion of the performance objectives that are prescribed and established by the Company.  Any Performance Bonus for fiscal 2012 will be prorated from February 27, 2012.  To earn any Performance Bonus, you must remain employed by the Company through the date of each of the Performance Bonus payment(s) in order to receive such payment(s) and the termination of your employment for any reason before such payment date means you will not receive such payment.

You also previously received a one-time bonus award equal to Twenty-Five Thousand Dollars ($25,000)(the “Signing Bonus”).  In the event that you terminate your employment for any reason or the Company terminates your employment for Cause prior to February 27, 2013, you agree to refund to the Company a pro rata portion of the Signing Bonus (the “Repayment Amount”).  The Repayment Amount will equal the following amount: $25,000 multiplied by the quotient with a numerator equal to the number of calendar days between your Termination Date and February 27, 2013 and the denominator equal to 366.  You agree to pay the entire Repayment Amount to the Company within fifteen (15) days of your Termination Date and such amount is subject to offset.  For the avoidance of doubt, if your employment is terminated either due to death, Disability or by the Company without Cause, then you will not have to repay any portion of the Signing Bonus.

(c)                                  Company-Sponsored Benefits.  As a member of the senior management team of the Company, you will also be eligible to receive all employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides to the other members of the senior management team that may be in effect from time to time.  These currently include, without limitation, group health benefits, 401(k) retirement benefits, business expense reimbursements, PTO, sick time and Company paid holidays.  You will be eligible to accrue up to twenty (20) days of paid vacation per calendar year in accordance with the Company’s vacation policy, with such vacation to accrue at the rate of one and two-thirds days for each month of full-time employment.  The Company may, in its sole discretion and from time to time, amend or eliminate any of these benefits.

(d)                                 Equity Compensation.  Your current outstanding stock option (the “Option”) to purchase up to 300,000 shares that was granted to you in March 2012 (and which is your only outstanding equity compensation award as of the Effective Date) shall continue to be governed by its existing terms and conditions except as may be modified by Sections 4(a)(i) and 4(a)(ii) below.  You shall be eligible to be considered for future equity compensation awards during the Term at the sole discretion of the Board (or an appropriate committee thereof).

4.                                      Termination Of Employment.  Notwithstanding anything to the contrary in this Agreement whether express or implied, your employment with the Company is at-will and the Company may at any time terminate your employment with the Company and the Term, for any reason or no reason, and with or without Cause, and you may resign from your employment with or without Good Reason and terminate the Term, in each case subject to the terms and provisions of this Agreement, and all as set forth in greater detail in this Section 4.  If your employment terminates due to your resignation without Good Reason, or due to your death or Disability or by the Company for Cause, or the Agreement is terminated at the end of the Term due to non-renewal in accordance with Section 2, then you will not be eligible for any severance benefits.  You shall receive payment from the Company of the Accrued Obligations through the Termination Date upon the termination of your employment for any reason.

(a)                                 Severance and Other Termination Benefits.

(i)                                     Qualifying Termination.  Subject to Section 4(a)(ii), if during the Term there is a Qualifying Termination, then you shall be eligible to receive each of the following:

(A)                               cash severance payments (“Cash Severance”) in an aggregate amount equal to fifty percent (50%) of your annual Base Salary as in effect on your Termination Date being paid, subject to Section 14 below, in five monthly pro-rata installments with the first installment of Cash Severance being paid on the 60th day after your Separation from Service from the Company and the last installment being paid on the six month anniversary of the Termination Date;

(B)                               to the extent permitted by applicable laws without incurring statutory penalties, the Company will continue to pay the cost (to the same extent that the Company was doing so immediately before the Termination Date) for all group employee health benefits coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group health plans immediately before the Termination Date (“COBRA Benefits”) for six (6) months after the Termination Date or until you become eligible for group health insurance benefits from another employer, whichever occurs first, provided that you timely elect COBRA coverage.  You agree (i) at any time either before or during the period of time you are receiving benefits under this subsection (B) or section 4(a)(ii)(b) below, to inform the Company promptly in writing if you become eligible to receive group health coverage from another employer and to respond to any Company inquiries confirming that you did not become eligible for other coverage; and (ii) that you may not increase the number of your designated dependents, if any, during this time unless you do so at your own expense.  The period of such COBRA Benefits shall be considered part of your COBRA coverage entitlement period;

(C)                               a cash payment (paid, subject to Section 14 below, on the 60th day after your Separation from Service from the Company) in an amount equal to twenty-five percent (25%) of your annual Base Salary as in effect on your Termination Date; and

(D)                               any equity compensation awards (including the Option (if granted)) previously granted to you (but excluding any portion of any performance awards which are/were forfeited due to failure to achieve the requisite performance objectives) which are outstanding and unvested as of the Termination Date shall become incrementally vested and exercisable on an accelerated basis as if your Termination Date occurred six (6) months later.

(ii)                                  Change in Control.  If, during the Term, there is a Qualifying Termination and your Termination Date occurs (because of such Qualifying Termination) during the time period that commences on the consummation of a Change in Control and extends through the date that is twenty-four (24) months after a Change in Control, then instead of being eligible to receive the severance benefits described in Section 4(a)(i), you shall instead be eligible to receive: (a) Cash Severance equal to one hundred percent (100%) of your annual Base Salary as in effect on your Termination Date; (b) to the extent permitted by applicable laws without incurring statutory penalties, COBRA Benefits for nine (9) months after the Termination Date or until you become eligible for group health insurance benefits from another employer, whichever occurs first, provided that you timely elect COBRA coverage; and (c) any stock options (including the Option) and other equity compensation awards previously granted to you (but excluding any portion of any performance awards which are/were forfeited due to failure to achieve the requisite performance objectives) which are outstanding and unvested as of the Termination Date shall become fully vested and exercisable on the Termination Date.  Subject to Section 14 below, your Cash Severance under this Section 4(a)(ii) shall be fully paid to you in a single lump sum payment on the 60th day after your Termination Date.  For avoidance of doubt, the payments and benefits that may be provided under Sections 4(a)(i) or 4(a)(ii) shall not be duplicated and if payments and benefits are provided under one such subsection then no payments or benefits will be provided under the other subsection and vice-versa.

(iii)                               Release of Claims.  Notwithstanding anything to the contrary, in order to receive any payments or benefits under Section 4(a)(i) or Section 4(a)(ii) as applicable, you must timely execute and deliver (and not revoke) a separation agreement and general release of claims in favor of the Company, any affiliates or related entities, and their employees and affiliates, in the form and content attached as Exhibit A hereto, within the time period specified in the release, but in any event such release must become effective by its terms by no later than the 55th day following the Termination Date.  However, you shall receive payment or benefits from the Company of the Accrued Obligations, as applicable, regardless of whether a separation agreement and general release of claims in the form and content attached as Exhibit A hereto is executed and timely provided to the Company.

(b)                                 Termination for Cause.  The Company may terminate your employment and the Term at any time for Cause; provided, however, that in the event the Board determines to terminate your employment for Cause, such termination shall only become effective if the Board shall first provide you with written notice detailing the grounds for such Cause, and if such act or omission is susceptible to cure as determined by the Board in its discretion, provide you a ten (10) day period to cure such act or omission.  Upon the Board providing you such written notice (as described in the preceding sentence), your right to exercise any equity compensation award (and the vesting or settlement of any equity compensation award) shall automatically be suspended during the cure period (if any).  Upon the termination of your employment for Cause, you shall not be entitled to exercise any outstanding equity compensation award whatsoever and all of your outstanding equity compensation awards (both vested and unvested) shall automatically terminate without consideration.  Any determination by the Company with respect to the foregoing shall be final, conclusive and binding on all interested parties.  Any termination for Cause will not limit any other right or remedy the Company may have under this Agreement or otherwise.

(c)                                  Termination without Cause.  The Company shall have the unilateral right to terminate your employment and the Term at any time without Cause, and without notice, in the Company’s sole and absolute discretion.  Any such termination without Cause shall not constitute a breach of any term of this Agreement, express or implied, or a wrongful deprivation of your office or position.  If the Company terminates your employment and the Term without Cause, it shall be treated as a Qualifying Termination and the Company shall have no obligation to you, except to pay you (or cause to occur, if applicable) the amounts (and actions) set forth in Section 4(a) above in accordance with the terms thereof.

(d)                                 Termination due to Death.  Your employment and the Term will be automatically terminated on the date of your death.

(e)                                  Termination due to Disability.  If you are subject to a Disability, and if within thirty (30) days after written notice is provided to you by the Company you shall not have returned to fully perform your duties, your employment and the Term, upon a second written notice from the Company, will be terminated for Disability as of the date set forth in such second written notice.

(f)                                   Resignation for Good Reason.  You may terminate your employment and the Term at any time for Good Reason; provided, that, you provide the Company with written notice within thirty (30) days of the date of the initial existence of the purported Good Reason event and such notice must describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred (the “Good Reason Notice”).  Failure to timely provide such Good Reason Notice to the Company means that you will be deemed to have consented to and irrevocably waived that particular potential Good Reason event.  After its receipt of the Good Reason Notice, the Company shall then have sixty (60) days to cure or remedy the alleged Good Reason event.  If the Company does cure or remedy the alleged Good Reason event during such sixty (60) day period then the Good Reason event will be deemed to have not occurred.  If the Company does not cure or remedy the Good Reason event during such sixty (60) day period then your employment with the Company shall be automatically terminated for Good Reason as of the day following the expiration of the sixty (60) day cure/remedy period.  If you terminate your employment for Good Reason in accordance with the provisions of this Section 4(f), it shall be treated as a Qualifying Termination and the Company shall pay you (or cause to occur, if applicable) the amounts (and actions) set forth in Section 4(a) above in accordance with the terms thereof and any related provisions of this Agreement.

(g)                                  Resignation without Good Reason.  You may terminate your employment and the Term at any time for no reason, or for any reason that does not otherwise constitute Good Reason, in your sole and absolute discretion, but only if you provide written notice to the Company at least fifteen (15) days prior to the effective date of your intended resignation date (and such notice must specify the effective date of your resignation of employment).  In the event you so terminate your employment without Good Reason, you shall only be entitled to receive (subject to Section 14 below) the Accrued Obligations through the Termination Date and neither you nor the Company shall have any further obligations to the other except as set forth in Sections 6 through 15.  The Company is not obligated to employ your services (nor compensate you) for any length of time beyond the fifteen (15) day period commencing from the date of your written notice to the Company of your intended resignation.  Further, the Company is not obligated to actually utilize your services at any time during such period commencing from the date of your written notice to the Company of your intended resignation through the Termination Date, and the Company may prevent you from accessing any of the Company’s premises or resources during such period.

5.                                      Golden Parachute Excise Tax.  Notwithstanding anything to the contrary, in the event that it is determined that any payment or distribution of any type to or for your benefit (whether under this Agreement or otherwise) made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Internal Revenue Code (the “Code”) Section 280G (“Section 280G”), and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax.

If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity compensation awards; and (4) reduction of any continued employee benefits.  In selecting the equity compensation awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to you; provided, that, if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 409A (“Section 409A”), awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity compensation awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall you have any discretion with respect to the ordering of payment reductions.

However, notwithstanding the foregoing, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Section 280G(b)(5)(B), then you will be deemed to have requested that the Company solicit a vote of such stockholders (as described in Section 280G(b)(5)(B)) and in which case you will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote (if the Company in its sole discretion elects to solicit its stockholders) to comply with the requirements specified under Section 280G and the regulations promulgated thereunder.  Any reduction in Total Payments required in connection with the stockholder vote shall be effected in the same manner provided in the preceding paragraph.

In no event will the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G) that are required to be made under this Section 5, shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code.  As expressly permitted by Q/A #32 of the Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 5, you and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations.  Any determination by the Accountants shall be binding upon the Company and you, absent manifest error.

6.                                      Expense Reimbursement.  You shall be reimbursed for all documented reasonable business expenses that are incurred in the ordinary course of business upon the properly completed and timely submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.                                      Confidential Information.

(a)                                 As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment or thereafter, develop certain information or inventions which will be the property of the Company.  You acknowledge that you will be making use of, acquiring and/or adding to confidential information.  The confidential information is and will remain the sole and exclusive property of the Company.  You will not at any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any confidential information to any person or business entity, or remove from the premises of the Company any confidential information in whatever form, unless required by you to perform the essential functions of your position with the Company while employed by the Company.

(b)                                 In consideration of, and as a condition to, your continued employment with the Company, and as an essential inducement to the Company to enter into this Agreement, this Agreement is expressly subject to your executing (and complying with) the Company’s standard form of Confidential Information and Employee Invention Assignment Agreement (the “Confidentiality Agreement”) in the form enclosed hereto as Exhibit B.  You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of such agreement shall survive any termination or expiration of this Agreement or termination of your employment.

8.                                      Covenants.  You agree to timely and fully comply with all of the covenants set forth in this Section 8 and further understand and agree that such covenants (in addition to Sections 5 and 9 through 15) shall survive any termination of your employment and termination or expiration of this Agreement.

(a)                                 Return of Company Property.  On your Termination Date, or at any other time as required by the Company, you will immediately surrender to the Company all Company property, including, but not limited to, Confidential Information (as such term is defined in the Confidentiality Agreement), keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of the Company.

(b)                                 Nondisparagement.  You will not at any time during the period of your employment with the Company and during any period in which you are receiving severance payments or benefits (if any) under Section 4(a), make (or direct anyone else to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.

(c)                                  Non-Solicit.  During your employment with the Company and for twelve (12) months after your Termination Date, you shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or (ii) attempt to solicit, induce, recruit, or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or (iii) attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company.

(d)                                 Nondisclosure.  Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement (and its exhibits) pursuant to applicable law or regulations, you agree to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”).  You also agree to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to your immediate family members or personal advisors who shall also agree to maintain the confidentiality of the Agreement Information.

(e)                                  Cooperation.  You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(f)                                   Amounts Due.  You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty (30) days of the Termination Date (if no other due date has previously been established).  Within thirty (30) days of the Termination Date, you will submit any outstanding business expense reports to the Company for business expenses incurred prior to the Termination Date.

(g)                                  Company Resources.  As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company or any Company affiliate and you will immediately discontinue using the Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(h)                                 Notice of New Employment.  You will provide written notice to the Company on a form prescribed by the Company within three (3) business days after the date that you agree to accept new full or part time employment or agree to provide consulting or other services to another entity or venture.

(i)                                     Representations.  You represent that you have not entered into any agreements, understandings, or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from entering into, this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.  You represent that you do not possess any confidential, proprietary business information belonging to any other entity, and will not use any confidential, proprietary business information belonging to any other entity in connection with your employment with the Company.  You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

(j)                                    Clawback Policy.  The Company may (i) cause the cancellation of any equity or cash compensation, (ii) require reimbursement of any of your equity or cash compensation and (iii) effect any other right of recoupment of equity or other compensation provided under this Agreement or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under this Agreement or otherwise, in accordance with the Clawback Policy.  By executing this Agreement, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that all of your cash compensation and/or equity compensation awards issued under the Stock Plan or any of the Company’s prior equity compensation plans may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

(k)                                 Violations.  You acknowledge that (i) upon a violation of any of the covenants contained in this Section 8, or (ii) if the Company is terminating your employment for Cause as provided under this Agreement, the Company would sustain irreparable harm as a result and that the Company would not have entered into this Agreement without such restrictions, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled, without bond of any kind, to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation.  Moreover, the Company will be entitled to an accounting of profits, compensation, remuneration or other benefits received by you, in addition to any other contractual, legal or equitable rights, damages or remedies available.

9.                                      Entire Agreement.  This Agreement and its attachments, the Confidentiality Agreement, and the Stock Plan, and any other agreements referenced herein, as amended or superseded from time to time, contain the entire agreement between you and the Company regarding their terms and supersede any and all prior written or oral understandings including without limitation that Executive Employment, Confidential Information and Assignment of Inventions Agreement by and between LegalZoom.com, Inc. and Sheila Kwan Fan Tan, dated February 27, 2012.  Except as otherwise provided herein, this Agreement may not be amended or modified except in a writing, executed by you and a duly authorized officer of the Company other than yourself.  This Agreement may be executed by facsimile or email signatures and in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.

10.                               Choice of Law; Severability; Waiver.  This Agreement will be governed by the laws of the State of California, United States, without reference to the conflict of law provisions thereof.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision, or portion thereof, of this Agreement.  No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

11.                               Successors and Assigns.  The Company may assign this Agreement to any successor (whether by amalgamation, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Agreement will be binding upon and inure to the benefit of such successors and assigns, including any successor entity.  You may not assign this Agreement or your obligations hereunder.

12.                               Notice.  Any and all notices required or permitted to be given to you or the Company pursuant to the provisions of this Agreement will be in writing, and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices that the Company is required to or may desire to give you that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to you at your home address of record with the Company, or at such other address as you may from time to time designate by one of the indicated means of notice herein.  All notices that you are required to or may desire to give to the Company that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate by one of the indicated means of notice herein.

13.                               Withholding and Taxes.  The Company shall have the right to withhold and deduct from any payment provided for hereunder or under any other Company plan or agreement any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any such payment.  The Company (including without limitation members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you.

14.                               Section 409A.  This Agreement is intended to be exempt from or comply with the requirements of Section 409A.  In the event this Agreement or any benefit paid to you hereunder is deemed to be subject to Section 409A, you consent to the Company adopting such conforming amendments as the Company deems necessary, in good faith and in its reasonable discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A.  Each payment made pursuant to any provision of this Agreement, including under Section 4(a), shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.  While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Section 409A.  The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  You further understand and agree that you will be entirely responsible for any and all taxes on any benefits payable to you as a result of this Agreement.  In addition, if upon your Separation from Service, you are then a “specified employee” (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following such Separation from Service under this Agreement until the earlier of (i) the first business day of the seventh month following your Separation from Service, or (ii) ten (10) days after the Company receives written notification of your death.  Any such delayed payments shall be made without interest.

15.                               Offset.  Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company or as will be needed to satisfy any future co-payments you would need to make for continuing post-termination benefits; provided, however, that any such offsets do not violate Section 409A.

16.                               Voluntary Agreement.  You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter.  You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement.  This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

17.                               Definitions.  The following definitions shall apply for purposes of this Agreement:

(a)                                 “Accrued Obligations” shall mean the sum of (i) any portion of your accrued but unpaid Base Salary through the Termination Date; (ii) subject to Section 14, any compensation previously earned but deferred by you (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which you are a party, if any; (iii) your accrued but unpaid vacation pay through the Termination Date; (iv) any reimbursements that you are entitled to receive under Section 6 of the Agreement or otherwise; and (v) any vested benefits or amounts that you are otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

(b)                                 “Base Salary” shall mean your annual base salary in effect from time to time.

(c)                                  “Cause” shall mean any of the following, each as determined in good faith by the Board: (i) your commission of fraud, (ii) a good faith determination by the Board (or a committee of members of the Board), whose determination shall be conclusive and binding, that you willfully failed to follow the lawful written directions of the Board, or a committee of the Board, or your direct report specified in Section 1 above, (iii) your engagement in willful misconduct which is materially detrimental to the Company, (iv) your willful and repeated failure or refusal to materially comply with the Confidentiality Agreement, this Agreement, the Company’s insider trading policy, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company, or (v) your commission of an unlawful or criminal act (serious in nature) which the Board reasonably believes would reflect adversely on the Company.

(d)                                 “Change in Control” shall mean any one or more of the following:

(i)                                     any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii)                                  the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)                               the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv)                              the dissolution or liquidation of the Company; or

(v)                                 any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(e)                                  “Disability” shall mean your medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, you are unable to engage in any substantial gainful activity or which can be expected to result in death.

(f)                                   “Good Reason” shall mean any one or more of the following that occur without your consent: (i) a material diminution in your Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company, (ii) a material diminution in your job duties, responsibilities and/or authority as the Company’s Chief Marketing Officer (for avoidance of doubt, serving in the same position post-Change in Control that you were serving in immediately prior to a Change in Control shall not by itself constitute Good Reason), or (iii) a material change in the geographic location at which you must perform your services to the Company, which shall be defined to be a relocation of your principal workplace to a new location that is more than fifty (50) miles away from the workplace location specified in Section 1 above.

(g)                                  “Qualifying Termination” shall mean your employment is terminated without Cause by the Company or by you for Good Reason (each, a Qualifying Termination).

(h)                                 “Separation from Service” has the meaning set forth in Treasury Regulations Section 1.409A-1(h)(1).

18.                               Exhibits.  All Exhibits attached to this Agreement shall be incorporated herein by this reference as though fully set forth herein.

A duplicate original of this Agreement is enclosed for your records.  If you decide to accept the terms of this Agreement, please sign the enclosed copy of this Agreement and the Confidentiality Agreement in the spaces indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the Confidentiality Agreement.

Sincerely,

LegalZoom.com, Inc.

By:	/s/ Fred Krupica
Title:	Chief Financial Officer

I have read, understand, and accept this offer.  Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this Agreement.

/s/ Sheila Tan
Employee Signature

Sheila Tan
Printed Name

Date:  May 8, 2012

Enclosures:                                  Duplicate Original Letter

EXHIBIT A:                          FORM OF SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE

EXHIBIT B:                          CONFIDENTIAL INFORMATION AND EMPLOYEE INVENTION ASSIGNMENT AGREEMENT

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE

This Separation Agreement and Release of All Claims and Covenant Not to Sue (“Release”) is made pursuant to the Employment Agreement (“Employment Agreement”) entered into by and between Sheila Kwan Fan Tan (“Employee”) and LegalZoom.com, Inc., a Delaware corporation (“Company”), dated May 8, 2012, in consideration for and as condition precedent to the Company’s obligation to provide separation benefits to Employee pursuant to the Employment Agreement and which Employee is otherwise not entitled to receive.  Certain terms if they are not defined in this Release shall have the meaning provided to them in the Employment Agreement.

In order for this Release to become effective, Employee must deliver to the Company a properly signed and dated Release on or after his Termination Date and before 4:00pm PST on [DATE] or else it will be irrevocably determined that Employee has decided to not execute this Release and this Release shall be null and void with no force or effect.  This Release will become effective only if it has been timely executed by the Employee and the revocation period has expired without revocation by Employee as set forth in Section 5a below (such effective date of this Release, if any, is the “Effective Date”).  By signing below and timely delivering a signed Release to the Company, Employee acknowledges and agrees to each of the following terms and conditions:

1.                                      RECITALS.  This Release is made with reference to the following facts:

Employee and Company are parties to the Employment Agreement which provides that Employee must execute a general release of all claims and covenant not to sue and deliver it to the Company in order to be eligible for certain separation benefits from the Company as specified under the Employment Agreement.  This Release is the separation agreement and general release and covenant not to sue required by the Employment Agreement.  If this Release does not become effective by its own terms, then Employee shall receive none of the separation benefits to be provided under the Employment Agreement.

2.                                      QUALIFYING TERMINATION OF EMPLOYMENT.  Employee and Company acknowledge and agree that the Employee’s employment with the Company was terminated [by the Company without Cause] [by Employee for Good Reason] (a “Qualifying Termination”) as of the close of business on [DATE] (the “Termination Date”), without regard to whether Employee signs this Release or agrees to the following terms and conditions, and that such termination was treated as a Qualifying Termination by the Company.  [Additionally, a Change in Control (as defined in the Employment Agreement) occurred on [DATE].]  As of the Termination Date, it is mutually agreed that Employee is no longer [an employee] [or director] of the Company and no longer holds any positions or offices with the Company [except for his membership on the Company’s Board].

3.                                      SEPARATION BENEFITS.  In consideration for Employee’s general release of all claims set forth in Section 5 below and Employee’s other obligations under this Release and in satisfaction of all of the Company’s obligations to Employee and further provided that: (i) this Release is signed by Employee and delivered to the Company on or before [DATE], (ii) this

Release is not revoked by Employee under Section 5 below and therefore becomes effective on or before [DATE], and (iii) Employee remains in continuing material compliance with all of the terms of this Release and the Employment Agreement, then the Company agrees to provide (and continue to provide) the separation benefits specified in Section 4a below to Employee.

In the event that the Company believes Employee is not in continuing material compliance with the terms of this Release, then the Company shall provide Employee with written notice of the same and, without limiting its other possible actions, the Company shall immediately terminate any and all such separation payments and benefits.

4.                                      PAYMENTS, BENEFITS AND TAXES.

a.                                      Separation Benefits.  The Company will provide to Employee the payments and benefits specified in Section 4(a)(i) (or Section 4(a)(ii) if there is a Qualifying Termination that occurs during the applicable time period specified in Section 4(a)(ii)) of the Employment Agreement, subject to Section 5 of the Employment Agreement, but in no event will payments be provided under both Sections 4(a)(i) and 4(a)(ii) of the Employment Agreement.  Subject to Section 4b below, such payments and benefits will be provided to Employee at the times specified in the Employment Agreement.

b.                                      Taxes.  Any tax obligations of Employee and tax liability therefore, including without limitation any penalties or interest based upon such tax obligations, that arise from the benefits and payments made to Employee shall be Employee’s sole responsibility and liability.  All payments or benefits made under this Release to Employee shall be subject to applicable tax withholding laws and regulations and Employee shall be required to timely and fully satisfy any such withholding as a condition of receipt of any payments or benefits.  The terms of Sections 5, 13 and 14 of the Employment Agreement are also applicable to this Release and to all payments and benefits provided hereunder.

c.                                       WARN Payments.  The payments to Employee hereunder shall be considered as including any and all payments by the Company that could or in fact become payable in connection with the Employee’s termination of employment pursuant to any applicable legal requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN” Act), California Labor Code sections 1400-1408, or any other similar foreign, federal or state law.

5.                                      EMPLOYEE’S PROMISES.  In consideration for the promises and payments contained in the Employment Agreement, Employee agrees as follows:

a.                                      Employee hereby covenants not to sue and also waives, releases and forever discharges the Company and its divisions, subsidiaries, officers, directors, agents, employees, stockholders, affiliates, attorneys, predecessors and successors from any and all claims, causes of action, damages or costs of any type and liabilities of whatever kind or nature, in law or in equity, that Employee has ever had or may have as of the Effective Date (whether known or not known) (collectively, “Claims”).  This waiver and release includes, but is not limited to, claims, causes of action, damages or costs arising under or in relation to Company’s employee handbook and personnel policies, or any oral or written representations or statements made by officers,

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directors, employees or agents of Company, and also including but not limited to Claims based on and/or arising under any state or federal law regulating wages, hours, compensation or employment, or any claim for breach of contract or breach of the implied covenant of good faith and fair dealing, or any claim for wrongful termination, or any discrimination claim on the basis of race, sex, sexual orientation, gender, age, religion, marital status, national origin, physical or mental disability, medical condition, or under Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act, The Family Medical Leave Act, The Equal Pay Act, The Employee Retirement Income Security Act, The Fair Labor Standards Act, The California Fair Employment and Housing Act, The California Constitution, The California Government Code, The California Labor Code, The Industrial Welfare Commission’s Orders, The Worker Adjustment and Retraining Notification Act, the California Labor Code, the California Family Rights Act, Act, the California Wage Orders, the California Private Attorneys General Act of 2004, the California Wage Orders, and the California Business and Professions Code Section 17200, et seq., and any and all other Claims Employee may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation; and all other Claims arising under common law including but not limited to tort, express and/or implied contract and/or quasi-contract, arising out of or, in any way, related to Employee’s previous relationship with the Company as an employee, consultant and/or director.

Furthermore, Employee expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Employee has or may have under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(1)                                 Employee was advised and encouraged to consult with an attorney before signing this Release;

(2)                                 Employee was granted twenty-one (21) days after he was presented with this Release to decide whether or not to sign this Release.  Employee understands and agrees that any modification of this Release, whether material or immaterial, does not restart the running of this 21-day consideration period;

(3)                                 Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of his signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

(4)                                 Employee hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing Employee’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he is already entitled; and

(5)                                 Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

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Therefore, Employee may unilaterally revoke this Release at any time up to seven (7) calendar days following his execution of the Release, and this Release shall not become effective or enforceable until the revocation period has expired which is at 12:00:01 a.m. PST on the eighth day following his execution of this Release.  If Employee elects to revoke this Release, such revocation must be in writing addressed to the General Counsel of the Company and received by the Company via facsimile or email no later than the end of the seventh day after Employee signed this Release.

b.                                      The waiver and release set forth in this Section 5 applies to claims of which Employee does not currently have knowledge and Employee specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

c.                                       Employee agrees that the Company has paid to Employee all of his salary and vacation which had accrued as of the Termination Date and that these payments represent all such monies due to Employee through the Termination Date.  In light of the payment by the Company of all wages due, or to become due to Employee, California Labor Code Section 206.5 is not applicable.  That section provides in pertinent part as follows:  “No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”  Except with respect to any “Excluded Claims” (specified in Section 5d below), Employee further represents and warrants to the Company that, as of the Effective Date, the payments set forth in Section 4a above constitute all payments or obligations owed by the Company to Employee in connection with any employment, severance, retention, or a change in control plan or arrangement.

d.                                      Notwithstanding anything to the contrary, the Employee is not waiving any Claims he may have with respect to any of the following matters: (i) any rights that Employee may have to file a charge, testify, assist, or cooperate with the U.S. Equal Employment Opportunity Commission; (ii) claims for indemnification from the Company in accordance with Section 2802 of the California Labor Code; (iii) claims to unemployment compensation benefits or workers compensation benefits; (iv) claims under the Fair Labor Standards Act; (v) health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA); (vi) claims with regard to vested benefits under a retirement plan governed by the ERISA; or (vii) any events, occurrences, acts or omissions which occur after the Effective Date.

e.                                       Employee has not suffered nor aggravated any known on-the-job injuries for which Employee has not already filed a Workers’ Compensation claim.

f.                                        Employee agrees that nothing in this Release shall be construed as an admission of liability of any kind by Company to Employee.

g.                                       In the event that Employee breaches or threatens to breach any of the provisions contained in this Section 5, Employee acknowledges that such breach or threatened breach shall

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cause irreparable harm, entitling the Company, at its option, to seek immediate injunctive relief, from a court of competent jurisdiction without waiver of any other rights or remedies from a court of law or equity.  In addition, should the Company prevail before a court of competent jurisdiction, Employee agrees to reimburse the Company for all expenses incurred, including reasonable attorneys’ fees.  Should Employee attempt to challenge the enforceability of any provision of this Release, Employee shall initially tender to the Company, by certified check, all amounts received pursuant to this Release and shall not be entitled to receive any further payment or benefit hereunder or under the Agreements.

h.                                      Employee reaffirms that he will continue to be bound by, and will continue to comply with, all of the terms and conditions and covenants in Sections 5, 7 through 15 of the Employment Agreement and also all terms and conditions of the Confidentiality Agreement (as such term is defined in the Employment Agreement).

i.                                          Employee represents and warrants to the Company that, as of the Effective Date, Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Release, or that would preclude Employee from complying with the provisions hereof, and further certifies that Employee will not enter into any such conflicting agreement.

6.                                      MISCELLANEOUS.

a.                                      This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Company and Employee shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

b.                                      This Release, and the surviving provisions of the Employment Agreement, are the entire agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Release may be amended only by an agreement in a writing signed by Employee and an authorized representative of the Company and which expressly references that this Release is being amended.  Employees agree that the release set forth in Section 5 above shall be and remain in effect in all respects as a complete general release as to the matters released.

c.                                       This Release is binding upon and shall inure to the benefit of the Company, its respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, any parent company, assigns, heirs, partners, successors in interest and stockholders, including any successor company of the Company.

d.                                      Employee agrees that he has read this Release and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Release.  Employee has entered into this Release freely and voluntarily.

e.                                       Employee understands and agrees that Employee is solely responsible for any and all liability under federal and state tax laws arising from the payments made under the Agreements.  Employee understands that the released parties make no warranty concerning the treatment of any funds paid hereunder under said laws, and Employee has not relied upon any such warranties.

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f.                                        Employee declares, covenants and agrees that Employee has not assigned heretofore, and has not and will not hereafter sue, any of the released parties before any court or governmental agency, commission, division or department, whether state, federal or local, upon any claim, demand or cause of action released herein.

g.                                       If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application.  To this end, the provisions of this Release are severable.

Sheila Kwan Fan Tan (“Employee”)

Date:

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EXHIBIT B

CONFIDENTIAL INFORMATION AND EMPLOYEE INVENTION ASSIGNMENT AGREEMENT

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